Registration No. 333-119337

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONTINUCARE CORPORATION

(Exact name of registrant as specified in its charter)

Florida	59-2716023
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7200 Corporate Center Drive Suite 600 Miami, Florida	33126
(Address of Principal Executive Offices)	(Zip Code)

CONTINUCARE CORPORATION

AMENDED AND RESTATED 2000 STOCK OPTION PLAN

(Full title of the plan)

Fernando L. Fernandez

Senior Vice President – Finance

7200 Corporate Center Drive

Suite 600

Miami, Florida 33126

(Name and address of agent for service)

(305) 500-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (Registration Statement No. 333-119337) filed on September 28, 2004, pertaining to common stock, par value $0.0001 per share (the “Common Stock”) of Continucare Corporation (“Continucare”) to be offered under the Continucare Corporation Amended and Restated 2000 Stock Option Plan.

On October 4, 2011, Continucare merged with and into CAB Merger Sub, Inc. (“Merger Sub”), a Florida corporation and a wholly-owned subsidiary of Metropolitan Health Networks, Inc., a Florida corporation (“Metropolitan”), with Continucare continuing as the surviving corporation (the “Merger”). As a result of the Merger, Continucare became a wholly-owned subsidiary of Metropolitan.

As of the effective time of the Merger, each issued and outstanding share of common stock, par value $0.0001 per share, of Continucare, other than any shares owned by Continucare or Metropolitan or any of their respective wholly owned subsidiaries, was converted into the right to receive $6.25 in cash, without interest, and 0.0414 of a share of common stock, par value $0.001 per share, of Metropolitan. In addition, each issued and outstanding option to purchase Continucare common stock became fully vested and was cancelled in exchange for the right to receive an amount of cash equal to $6.45 less the per share exercise price of the option, subject to withholding taxes.

As a result of the Merger, Continucare has terminated the offering of Continucare’s securities pursuant to the Registration Statement. In accordance with an undertaking made by Continucare in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered that remain unsold at the termination of the offering, Continucare hereby removes and withdraws from registration all securities registered pursuant to this Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on October 24, 2011.

CONTINUCARE CORPORATION

By:	/s/ Fernando L. Fernandez
Fernando L. Fernandez
Senior Vice President – Finance
(Principal Financial Officer)

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act.